Exhibit 23.1

Consent of Independent Registered Public Accounting Firm

We consent to the incorporation by reference in the Registration Statement (Form S-8) pertaining to the Avalo Therapeutics, Inc. Fourth Amended and Restated 2016 Equity Incentive Plan and the Avalo Therapeutics, Inc. Amended and Restated 2016 Employee Stock Purchase Plan of our report dated March 23, 2026, with respect to the consolidated financial statements of Avalo Therapeutics, Inc. and subsidiaries included in its Annual Report (Form 10-K) for the year ended December 31, 2025, filed with the Securities and Exchange Commission.

/s/ Ernst & Young LLP

Jericho, New York

March 23, 2026